Exhibit 10.15


                       WAUSAU-MOSINEE PAPER CORPORATION
                          INCENTIVE COMPENSATION PLAN
                                      FOR
                              EXECUTIVE OFFICERS
                                    (2004)


      Executive officers are entitled to receive incentive compensation with respect to the 2004 fiscal year upon achievement of targeted company or personal objectives. The following table sets forth, as a percentage of base salary, the maximum 2004 incentive compensation opportunity for executive officers.

                                                                     Group
                                                  Earnings         Operating     Individual      Total
                                                 Per Share(1)(2)   Profit(1)(3)   Objectives (4)Maximum
CEO                                                 120%               -          30%        150%

Executive Vice President, Administration             95%               -          30%        125%
Senior Vice President, Finance                       95%               -          30%        125%
Senior Vice President, Engineering and
  Environmental Services                             95%               -          30%        125%

Senior Vice President, Printing & Writing            35%              60%         30%        125%
Senior Vice President, Specialty Paper               35%              60%         30%        125%
Senior Vice President, Towel & Tissue                35%              60%         30%        125%

(1)The Company believes the earnings per share and Group operating profit targets represent confidential business information, the disclosure of which would adversely affect the Company and has determined that it is not in the best interests of the Company to disclose such information. For purposes of this plan, "earnings per share" means earnings per share as reported in the Company's audited financial statements, as adjusted for accruals on SAR's, bonus expense, and other extraordinary items as determined in the discretion of the Compensation Committee.

(2)Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer's maximum of percentage of base salary at the top of the targeted range.

(3)Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range for the officer's respective Group's targeted operating profit and will increase on a pro rata basis to the officer's maximum percentage of 60% of base salary at the top of the targeted range.

(4)Individual performance objectives established at the beginning of the year by the Compensation Committee for the CEO and by the CEO for other executive officers.